Exhibit 99.1

FOR IMMEDIATE RELEASE	Misty Albrecht
December 3, 2018	Business First Bank
225.286.7879
Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Completes Acquisition of Richland State Bancorp, Inc.

Baton Rouge, LA – Business First Bancshares, Inc. (“Business First”) (NASDAQ: BFST), the holding company for Business First Bank, has completed its acquisition of Richland State Bancorp, Inc. (“Richland State”) and its wholly owned bank subsidiary, Richland State Bank. The acquisition became effective November 30, 2018, in accordance with the terms of the previously announced agreement.

“This merger continues our momentum toward our overall goal of becoming the region’s most influential business-focused community bank,” said Jude Melville, President and CEO of Business First. “We look forward to working with the talented and committed Richland State Bank employees to continue delivering to clients the same level of expertise and service they are accustomed to receiving from their bank, along with a broader combined product set.”

Richland State Bank’s seven branches located across northern Louisiana will continue to operate as branches of Business First Bank. Jerome Vascocu, the former President and CEO of Richland State and Richland State Bank, will serve as director on the boards of both Business First and Business First Bank and as Chairman of Business First’s Northeast Region.

With the completion of the acquisition, Business First has approximately $2.1 billion in assets, $1.5 billion in loans and $1.7 billion in deposits, and now serves its customers from 24 full-service banking centers.

Stephens Inc. acted as financial advisor and Fenimore, Kay, Harrison & Ford, LLP acted as legal advisor to Business First. National Capital, LLC acted as financial advisor and rendered a fairness opinion, and Kantrow, Spaht, Weaver, & Blitzer (APLC) acted as legal advisor, to Richland State.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary Business First Bank, operates in 24 banking centers in markets across Louisiana and in Dallas, Texas. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information. Business First’s common stock is traded on the NASDAQ Global Select Market under the symbol “BFST.”

Special Note Regarding Forward-Looking Statements

Certain statements contained in this release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

Additional Information

For additional information on Business First, you may obtain Business First’s reports that are filed with the Securities and Exchange Commission, or SEC, free of charge by using the SEC’s EDGAR service on the SEC’s website at www.sec.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 100, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.

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